Exhibit 11
                 Statement re Computation of Per Share Earnings

                      CAVALIER HOMES, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                 (dollars in thousands except per share amounts)

                                                          For the Year Ended December 31,
                                                -------------------------------------------------
                                                    1998              1997             1996
                                                --------------    --------------   --------------

 BASIC & PRIMARY
      Net Income                                $      18,655     $      10,247    $     27,479
                                                ==============    ==============   ==============

 SHARES:

   Weighted average common shares
      outstanding (basic)                          19,904,746        19,834,942      19,362,944

   Dilutive effect of stock options
     and warrants                                     239,049           193,239         436,548
                                                --------------    --------------   --------------

   Weighted average common shares
     outstanding, assuming dilution (diluted)      20,143,795        20,028,181      19,799,492
                                                ==============    ==============   ==============